SCHEDULE 13D
CUSIP No. 067774109

EXHIBIT 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of Leonard Riggio, Louise Riggio and The Riggio Foundation hereby agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Barnes & Noble, Inc., and further agrees that this agreement be included as an exhibit to such filings. This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: November 27, 2018

/s/ Leonard Riggio
Leonard Riggio

/s/ Louise Riggio
Louise Riggio

THE RIGGIO FOUNDATION

By:	/s/ Leonard Riggio
	Name:	Leonard Riggio
	Title:	Trustee